Exhibit 99.1

CryoPort Announces Implementation of 1:10 Reverse Stock Split to Take Effect February 5, 2010 and Appointment of New Transfer Agent

Lake Forest, Calif. (February 4, 2010) CryoPort, Inc. (OTCBB: CYRX), today announced that a previously approved reverse stock split of its outstanding common stock will take effect at the start of trading on the OTC Bulletin Board on Friday, February 5, 2010 on a 1-for-10 split-adjusted basis. CryoPort’s shares will continue to trade on a split-adjusted basis under the temporary ticker symbol “CYRXD” for a period of 20 trading days to indicate the reverse stock split has occurred.  CryoPort’s symbol will revert back to its original symbol “CYRX” on March 8, 2010.  In connection with the reverse slit CryoPort’s common stock has been assigned a new CUSIP number 229050 208.

The primary objective of the reverse stock split is to gain compliance with NASDAQ’s minimum listing requirement in connection with the Company’s planned stock offering in February and application to list its common stock on the NASDAQ Capital Market.

Under the terms of the reverse split, stockholders holding 10 shares or more of CryoPort common stock at the close of business on February 4, 2010 will receive one new CryoPort share for every 10 shares held. Stockholders who would otherwise have a fractional share as a result of the reverse stock split will receive cash consideration in lieu of such fractional share.  The reverse split will reduce the number of shares of outstanding common stock from approximately 50.5 million, based on the number of shares outstanding as of January 27, 2010, to approximately 5.05 million. It also affects shares of common stock underlying stock options, warrants and convertible debt that are outstanding immediately prior to the effective date of the reverse stock split.

CryoPort also announced that it has appointed Continental Stock Transfer & Trust Company to serve as its transfer agent.  Stockholders will be sent instructions for exchanging their existing stock certificates for new stock certificates, and for receiving cash compensation in lieu of fractional shares.

About CryoPort, Inc.

CryoPort (www.cryoport.com) has developed a leading edge, proprietary, technology driven packaging and transport and packaging system focused on providing a solution for the frozen shipping market in the growing global life science industry. The products developed by CryoPort are essential components of the infrastructure required for the testing, research and end user delivery of temperature-sensitive medicines and biomaterials in an increasingly complex logistical environment.

"SAFE HARBOR"
This press release contains forward-looking statements. The words "estimate," "possible" and "seeking" and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact: Stuart Fine
Carpe DM, Inc.
908-469-1788